EXHIBIT 10.1


A.Prot.
2001/154
SaleAndPurchAgt A Prot 2001 154 Cu VER1
dated May 28/29, 2001
of the Notary Stephan Cueni
at Basel, Switzerland







         -----------------------------------------------


                   SALE AND PURCHASE AGREEMENT

         -----------------------------------------------



                          regarding the
                    sale and purchase of the



                         Dental Business
                      of the Degussa Group






                                       1

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                        Table of Contents

  Exhibits / Schedules..........................................3
  Definitions...................................................4

A.  CURRENT STATUS............................................. 9

  1.  Current Status........................................... 9

B.  SALE, PURCHASE AND ASSIGNMENT, PURCHASE PRICE..............13

  2. Sale, Purchase and Assignment of the German Limited Partnership Interest, the Foreign Shares and the Brazilian
  Local Management Shares......................................13
  3.  Sale, Purchase and Assignment of the Japanese
  Shareholder's Loan; Interim Financing Facility...............14
  4.  Purchase Price...........................................15

C.  EFFECTIVE DATE ACCOUNTS, SIGNING DATE, EFFECTIVE DATE,
CLOSING DATE AND CLOSING.......................................18

  5.  Effective Date Accounts..................................18
  6.  Signing Date, Effective Date, Closing Date and Closing...20

D.  REPRESENTATIONS AND WARRANTIES, REMEDIES AND INDEMNITIES...22

  7.  Representations and Warranties of Sellers................22
  8.  Representations and Warranties of Purchasers
      and Guarantor                                            31
  9.  Remedies.................................................33
  10. Environmental Indemnity..................................36
  11. Tax Indemnity............................................39
  12. Expiration of Claims; Limitation of Claims...............41

E.  COVENANTS, NON-COMPETE UNDERTAKING.........................42

  13. Covenants / Purchasers' Indemnity........................42
  14. Non-Compete Undertaking..................................45

F.  MISCELLEANOUS..............................................46

  15. Restriction of Announcement, Cooperation and
  Confidentiality..............................................46
  16. Notices..................................................48
  17. Guarantor's Guarantee                                    49
  18. Miscellaneous............................................50

                                       2

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Exhibits / Schedules
Exhibit 1.1          Current Status
Exhibit 1.5.1.3      Probem shareholders
Exhibit 1.5.3        List of Elephant Subsidiaries
Exhibit 1.5.4        Sankin shareholders
Exhibit 2.5          Brazilian Share Transfer Instruments
Exhibit 2.7.1        Consent of the partners' meeting of DD KG
Exhibit 2.7.2        Consent of board of directors of Sankin
Exhibit 2.7.3        Waiver  of  right of  first  refusal  by Mr.
                     Niemeyer
Exhibit 2.7.4        Consent of the  shareholder's  meeting of DD
                     Austria
Exhibit 2.7.5        Consent of the shareholders' meeting of DHZ
Exhibit 4.1.2        List of Consolidated Companies
Exhibit 4.1.4        Sample  calculation  of  Working  Capital as
                     per December 31, 2000
Exhibit 4.3          Allocation of Purchase Price
Exhibit 6.6.3
  (1)-(4)            Foreign Share transfer agreements
Exhibit 6.6.4        List of the board members
Exhibit 6.6.6        Name   and   trademark   agreement   between
                     Degussa and DD KG
Exhibit 7.1.16       List of Historic Consolidated Companies
Exhibit 8.6          Purchasers' management and advisors
Exhibit 10.2.2       Real Estate
Exhibit 13.3         Guarantees,   comfort   letters   and  other
                     securities
Exhibit 14.1         Permitted Activities
Exhibit 15.1         Guarantor's letter dated May 18, 2001

Schedule 7.1.5       List of Material Agreements
Schedule 7.1.6       Compliance with all Material Agreements
Schedule 7.1.7       Material Intellectual Property Rights
Schedule 7.1.8       Intellectual Property Proceedings
Schedule 7.1.9       Insurance
Schedule 7.1.10      Material Assets
Schedule 7.1.11      Permits
Schedule 7.1.12      Litigation
Schedule 7.1.14      List of certain collective bargaining
                     agreements
Schedule 7.1.15      Pensions
Schedule 7.1.17      Compliance with laws
Schedule 7.1.18      Material   adverse   changes,   conduct   of
                     business
Schedule 7.1.20.1    Properties
Schedule 7.1.20.2    Maintenance of Properties
Schedule 7.1.20.3    Not registered encumbrances
Schedule 7.1.20.6    Leases and subleases
                                       3

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                           Definitions


Administrative Charges            as defined in Section 7.1.20-4
Affiliates                        as defined in Section 6.5.5
Austrian Financial Statements     as defined in Section 7.1.16
Austrian Share                    as defined in Section 1.5.6
Base Amount                       as defined in Section 4.1.1
Best Knowledge                    as defined in Section 7.3
Bios GmbH                         as defined in Section 1.3
Brazilian Local Management Shares as defined in Section 1.5.1.5
Brazilian Shares                  as defined in Section 1.5.1
Brazilian Subsidiaries            as defined in Section 1.5.1.4
Brazilian Share Transfer          as defined in Section 2.5
Instruments
Business                          as defined in Recital (E)
Business Days                     as defined in Section 18.8
Cash                              as defined in Section 4.1.3
Cash Management Agreements        as defined in Section 1.8
Closing                           as defined in Section 6.5
Closing Conditions                as defined in Section 6.2
Closing Date                      as defined in Section 6.1.3
Closing Events                    as defined in Section 6.6
Companies                         as defined in Section 1.6
Company                           as defined in Section 1.6
Competing Business                as defined in Section 14.2
Consolidated Companies            as defined in Section 4.1.2
Consolidated Financial Statements as defined in Section 7.1.16
DD Amazonia                       as defined in Section 1.5.1.1
DD Austria                        as defined in Section 1.5.6
DD GmbH                           as defined in Section 1.2
DD KG                             as defined in Section 1.3
DD Ltda.                          as defined in Section 1.5.1
Defradental                       as defined in Section 1.5.5
Degpar                            as defined in Section 1.5.1.2
Degussa                           shall mean Degussa AG
Degussa Guarantees                as defined in Section 13.3
Degussa-IP Rights                 as defined in Section 15.2
Degussa-Ney                       as defined in Section 1.5.2
De-minimis Claims                 as defined in Section 12.3
DHZ                               shall mean DH Zweite
                                  Vermogensverwaltungs-GmbH
Disclosure Schedules              as defined in Section 7.2
                                       4

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Ducera GmbH                       as defined in Section 1.3
Dutch Business                    as defined in Section 7.1.5
Dutch Cash Management Agreement   as defined in Section 1.8
Dutch Shares                      as defined in Section 1.5.3
Effective Date                    as defined in Section 6.1.2
Effective Date Accounts           as defined in Section 5.1
Elephant                          as defined in Section 1.5.3
Elephant Subsidiaries             as defined in Section 1.5.3
Environmental Laws                as defined in Section 10.2.3
Environmental Liabilities         as defined in Section 10.2.1
Environmental Matters             as defined in Section 10.2.5
Environmental Threshold Amount    as defined in Section 12.3.2
EURIBOR                           as defined in Section 4.2
Existing Confidential Information as defined in Section 15.3 Existing Environmental Condition as defined in Section 10.2.2
Expert                            as defined in Section 5.4
Facility Amount                   as defined in Section 4.2
Financial Debt                    as defined in Section 4.1.2
Financial Statements              as defined in Section 7.1.16
Foreign Companies                 as defined in Section 1.6
Foreign Shares                    as defined in Section 1.6
German Business                   as defined in Section 7.1.5
German Cash Management Agreement  as defined in Section 1.8
German Limited Partnership        as defined in Section 1.3
Interest
German Share                      as defined in Section 1.2
Guarantor                         shall mean Dentsply
                                  International Inc.
Hazardous Materials               as defined in Section 10.2.4
Historic Consolidated Companies   as defined in Section 7.1.16
HSR Filing                        as defined in Section 6.2.1
Interim Financing Facility        as defined in Section 3.3
Italian Third Party Shareholder   as defined in Section 1.5.5
Italian Shares                    as defined in Section 1.5.5
Japanese Business                 as defined in Section 7.1.5
Japanese Shareholder's Loan       as defined in Section 1.7
Japanese Shares                   as defined in Section 1.5.4
Material Adverse Effect           as defined in Section 7.1.5
Material Agreements               as defined in Section 7.1.5
Material Assets                   as defined in Section 7.1.10
Material Intellectual Property    as defined in Section 7.1.7
Rights
Mr. Niemeyer                      as defined in Section 1.5.1
Object of Sale                    as defined in Section 4.1

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Objections                        as defined in Section 5.4
Partner's Accounts                as defined in Section 2.2
Party / Parties                   shall   mean   individually   or
                                  collectively    Degussa,    DHZ,
                                  Purchasers and the Guarantor
Permitted Activities              as defined in Section 14.1
Permits                           as defined in Section 7.1.11
Preliminary Purchase Price        as defined in Section 4.2
Probem                            as defined in Section 1.5.1.3
Properties                        as defined in Section 7.1.20
Proprietary Information           as defined in Section 15.3
Purchase Price                    as defined in Section 4.1
Purchase Price Adjustment         as defined in Section 4.4
Purchaser 1                       shall mean  Dentsply  Hanau GmbH
                                  & Co. KG
Purchaser 2                       shall  mean  Dentsply   Research
                                  and Development Corporation
Purchaser 3                       shall mean Dentsply EU S.a.r.l.
Purchaser Claim                   as defined in Section 9.2
Purchasers                        shall     mean      collectively
                                  Dentsply  Hanau  GmbH  & Co  KG,
                                  Dentsply       Research      and
                                  Development    Corporation   and
                                  Dentsply EU S.a.r.l.
Purchasers' Auditor               as defined in Section 5.2
Real Estate                       as defined in Section 10.2.2
Revised Effective Date Accounts   as defined in Section 5.3
Sankin                            as defined in Section 1.5.4
Scheduled Closing Date            as defined in Section 6.5
Sellers                           shall mean collectively Degussa
                                  AG and DH Zweite
                                  Vermogensverwaltungs-GmbH
Sellers' Auditor                  as defined in Section 5.1
Signing Date                      as defined in Section 6.1.1
Taxes                             as defined in Section 11.1
Tax Threshold Amount              as defined in Section 12.3.3
Threshold Amount                  as defined in Section 12.3.1
Third Party Claim                 as defined in Section 9.5
US Business                       as defined in Section 7.1.5
US Cash Management Agreement      as defined in Section 1.8
US GAAP                           as defined in Section 5.1
US GAAS                           as defined in Section 13.7

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US Shares                         as defined in Section 1.5.2
Working Capital                   as defined in Section 4.1.4

                                       7

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RECITALS

(A) WHEREAS, Degussa is a stock corporation under German law (Aktiengesellschaft), having its domicile in Dusseldorf, Germany, and being registered with the commercial register maintained at the lower court of Dusseldorf under docket no. HRB 39635.

(B) WHEREAS, DHZ is a limited liability company under German law (Gesellschaft mit beschrankter Haftung), having its domicile in Hanau, Germany, and being registered with the commercial register maintained at the lower court of Hanau under docket no. HRB 6861.

(C) WHEREAS, Purchaser 1 is a German Limited Partnership, having its domicle at Hanau Wolfgang; Purchaser 2 is a stock corporation under Delaware, USA law, having its domicile at Milford, Delaware, USA; Purchaser 3 is a Luxembourg Limited Liability Company, having its domicile at Luxembourg, Grand-Duchy of Luxembourg.

(D) WHEREAS, Guarantor is a stock corporation under Delaware, USA law, having its domicile at York, Pennsylvania, USA.

(E) WHEREAS, Degussa is, amongst others, engaged in the development, production, marketing and distribution of products and systems, equipment and consumables for conservative, restorative and orthodontic dental treatment (herein collectively "Business") through (i) Degussa Dental GmbH & Co. KG and its German subsidiaries on the one hand and through (ii) the foreign, direct and indirect, subsidiaries of DHZ on the other hand.

(F) WHEREAS, Degussa, after a strategic review of its business portfolio, has decided to concentrate on its special chemicals business and to dispose of the Business.

(G) WHEREAS, Sellers intend to dispose of the Business by selling and transferring the Business to the Purchasers subject to the terms and conditions of this Agreement and Purchasers wish to acquire the Business subject to such terms and conditions.


NOW, THEREFORE, the Parties agree as follows:

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A.    CURRENT STATUS

1.    Current Status

1.1   The present  structure of the directly and indirectly  held
      subsidiaries   of  Degussa   engaged  in  the  Business  is
      attached as Exhibit 1.1.

1.2 Degussa Dental Verwaltungs-GmbH is a limited liability company (Gesellschaft mit beschrankter Haftung) having its domicile in Hanau, Germany, and is registered with the commercial register maintained at the lower court of Hanau under docket no. HRB 6844 (herein "DD GmbH"). Degussa is the sole shareholder of DD GmbH holding the only share (Geschaftsanteil) issued by DD GmbH in the nominal amount of Euro 25,000.00 (herein "German Share") representing all of the stated nominal capital (Stammkapital) of DD GmbH in the nominal amount of Euro 25,000.00.

1.3 Degussa Dental GmbH & Co. KG is a limited partnership (Kommanditgesellschaft) having its domicile in Hanau, Germany, and is registered with the commercial register maintained at the lower court of Hanau under docket no. HRA 5530 (herein "DD KG"). Degussa is the sole limited partner (Kommanditist) of DD KG, holding a registered limited partnership interest (Kommanditeinlage as well as Hafteinlage) in DD KG in the nominal amount of Euro 25,565,000.00 (herein "German Limited Partnership Interest"). The sole general partner (Komplementar) in DD KG is DD GmbH which does not hold a capital interest (Kapitalanteil) in the fixed capital (Festkapital) of DD KG. DD KG in turn holds all shares of Bios Dental GmbH, a limited liability company (Gesellschaft mit beschrankter Haftung) having its domicile in Bohmte, Germany, and being registered in the commercial register maintained at the lower court of Osnabruck under docket no. HRB 0054 (herein "Bios GmbH") and all shares of Ducera Dental Verw. GmbH, a limited liability company (same as above) having its domicile in Rosbach, Germany and being registered in the commercial register maintained at the lower court of Friedberg under docket no. HRB 746 (herein "Ducera GmbH").

1.4   By notarial deed of the notary public Dr.  Joachim  Treeck,
      Frankfurt  am Main (no.  106 of the roll of deeds for 2000)
      dated  June  29,  2000,  Degussa   contributed  its  German
      activities relating to the Business to DD KG.

1.5   DHZ holds direct  participations  in the foreign  companies
      Degussa  Dental Ltda.,  Degussa-Ney  Dental Inc.,  Elephant
      Dental B.V.,  Sankin  Kogyo K.K.,  Defradental  S.p.A.  and
      Degussa Dental Austria GmbH as follows:

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      1.5.1Degussa  Dental Ltda. is a limited  liability  company formed and validly existing under the laws of Brazil having its domicile in Sao Paulo, Brazil and it is registered with the Corporate Taxpayer's Registry of the Brazilian Ministry of Finance (CNPJ/MF) under no. 03.757.350/0001-95 (herein "DD Ltda."). DHZ is the majority shareholder of DD Ltda. holding 14,821,009 shares issued by DD Ltda. in the nominal amount of R$
           1.00 each (herein  collectively  "Brazilian  Shares"),
           representing   about  99.99%  of  the  nominal  stated
           capital  of  DD  Ltda.   in  the  nominal   amount  of
           R$ 14,821,010.00. The remaining share in the nominal amount of R$ 1.00 is held by Mr. Ernesto Helmuth Niemeyer Filho, managing director of DD Ltda. (herein "Mr. Niemeyer").

            1.5.1.1   DD Ltda. holds 9,998 shares in the nominal amount of R$
                      1.00 each, being all shares except for two (2) shares, of Degussa Dental da Amazonia Ltda., a limited liability company formed and validly existing under the laws of Brazil having its domicile in Manaus, State of Amazonas, Brazil, and being registered with the Corporate Taxpayer's Registry of the Brazilian Ministry of Finance (CNPJ/MF) under no. 04.032.335/0001-42 (herein "DD Amazonia"). Each Mr. Niemeyer and Mr. Joao Aparecido de Beni, members of the management of DD Amazonia, hold one (1) share of DD Amazonia in the nominal amount of R$ 1.00.

            1.5.1.2 DD Ltda. holds all shares, except for one (1) share, of Degpar - Participacoes e Empreendimentos S.A., a joint stock corporation formed and validly existing under the laws of Brazil having its domicile in Sao Paulo, Brazil, and being registered with the Corporate Taxpayer's Registry of the Brazilian Ministry of Finance (CNPJ/MF) under no. 02.074.038/0001-34 (herein "Degpar"). The one
                      (1) share in Degpar not held by DD Ltda. is held by Mr. Niemeyer.

            1.5.1.3 Degpar holds 60% of the nominal stated capital, of Probem Laboratorio de Prudutos Farmaceuticos e Odontologicos S.A., a joint stock corporation formed and validly existing under the laws of Brazil having its domicile in Catanduva, Brazil, and being registered with the Corporate Taxpayer's Registry of the Brazilian Ministry of Finance (CNPJ/MF) under no. 45.841.137/0001-07 (herein "Probem").
                      The remaining shares of Probem are held by the shareholders identified on Exhibit 1.5.1.3. who are not affiliated with Sellers.

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            1.5.1.4   DD Amazonia and Probem are herein collectively referred to as "Brazilian Subsidiaries". For the avoidance of doubt, Degpar shall not be referred to as Brazilian Subsidiary.

            1.5.1.5 The shares held by Mr. Niemeyer of DD Ltda., DD Amazonia and Degpar and the share held by Mr. Beni of DD Amazonia are herein collectively referred to as "Brazilian Local Management Shares".

      1.5.2Degussa-Ney  Dental Inc., is a corporation  formed and validly existing under the laws of Delaware, USA, and having its domicile at 65 West Dudley Town Road, Bloomfield, CT 06002-1316, USA (herein
           "Degussa-Ney"). DHZ is the sole shareholder of Degussa-Ney holding 100 no par value shares of common stock issued by Degussa-Ney (herein collectively "US Shares").

      1.5.3Elephant Dental B.V., is a limited  liability  company formed and validly existing under Dutch law having its domicile in Hoorn, The Netherlands, with business address at 1628 PM Hoorn, Venlengde Lageweg 10, The Netherlands, registered with the Chamber of Commerce for West-Friesland en Waterland, The Netherlands, under no. 36006373 (herein "Elephant"). DHZ is the sole shareholder of Elephant holding 30,000 shares issued by Elephant in the nominal amount of NLG
           100.00 each (herein collectively "Dutch Shares"), representing the entire stated capital of Elephant in the nominal amount of NLG 3,000,000.00. Elephant holds 100% of the stated share capital of the companies listed in Exhibit 1.5.3 (herein collectively "Elephant Subsidiaries").

      1.5.4 Sankin Kogyo K.K. is a joint stock company formed and validly existing under Japanese law having its domicile in Ohtawara City, Tochigi Prefecture, with business address at 14-9, Yushima 3-chome, Bunkyo-ku, Tokyo 113-0034, Japan (herein "Sankin"). DHZ holds 1,261,102 shares of common stock issued by Sankin in the nominal amount of JPY 500.00 each (herein collectively "Japanese Shares"), representing 94.4% of the capital of Sankin in the amount of JPY 680,809,000.00. The remaining shares are held by various shareholders not affiliated with Degussa as identified in Exhibit 1.5.4.

      1.5.5Defradental S.p.A. is a stock corporation and validly existing under Italian law having its domicile in Verona, Italy (herein "Defradental"), with business address at Via Catania, 3, Verona, Italy, and it is registered in C.C.I.A.A. di Verona al n. 256943 and in Registro delle Imprese di Verona

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           at no.  208412/96.  DHZ holds 1,065,539  shares issued
           by Defradental in the nominal amount of Euro 1.00 each (herein "Italian Shares"), representing 45% of the nominal stated capital of Defradental in the nominal amount of Euro 2,367,420.00. To the knowledge of Sellers, the remaining shares are held by Fraccari
           S.p.A.   with   domicile  in  Verona,   Italy  (herein
           "Italian Third Party Shareholder").

      1.5.6Degussa  Dental  Austria  GmbH is a limited  liability company formed and validly existing under the laws of Austria having its domicile in Vienna, Austria, with business address at Liesinger-Flur-Gasse 2C, 1235
           Vienna,   Austria,   and  being  registered  with  the
           commercial register in Vienna, Austria, under FN 207061 b (herein "DD Austria"). DHZ holds one share issued by DD Austria in the nominal amount of Euro 500,000.00 (herein "Austrian Share"), representing 100% of the nominal stated capital of DD Austria in the nominal amount of Euro 500,000.00.

1.6 DD Ltda., Degussa-Ney, Elephant, Sankin and DD Austria are herein collectively referred to as the "Foreign Companies". For the avoidance of doubt, Defradental shall not be referred to as Foreign Company. DD GmbH, DD KG,
      Bios GmbH, Ducera GmbH, the Foreign Companies, the Brazilian Subsidiaries and the Elephant Subsidiaries are herein collectively referred to as the "Companies" and individually as "Company". The Brazilian Shares, the US Shares, the Dutch Shares, the Japanese Shares, the Austrian Share and the Italian Shares are herein collectively referred to as the "Foreign Shares".

1.7 A Shareholder's loan has been granted and drawn as of the Signing Date (as defined in Section 6.1.1 below) in the amount JPY 250,000,000.00 to Sankin by Degussa pursuant to a certain credit agreement dated December 6, 2000 (herein "Japanese Shareholder's Loan"). There exist no shareholder loans other than those identified in this Section 1.7 on the Effective Date and the Closing Date.

1.8 Degussa has entered into a cash management agreement relating to the cash pooling of funds of DD KG, Bios GmbH and other German affiliates of Degussa (herein "German Cash Management Agreement"). Furthermore, Degussa has entered into a cash management agreement relating to the cash pooling of funds of Elephant and other Dutch affiliates of Degussa (herein "Dutch Cash Management Agreement"). Finally, Degussa-Ney has entered into a cash management agreement with Degussa Corporation, a US subsidiary of Degussa (herein "US Cash Management Agreement"). The German Cash Management Agreement, the Dutch Cash Management Agreement and the US Cash Management Agreement shall herein collectively referred to as "Cash Management Agreements". Degussa shall terminate and, with respect to the US Cash Management Agreement,

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      procure  termination,  of the  Cash  Management  Agreements
      with  respect  to  the   Companies   being  party  to  such
      agreements in writing with economic effect as of the Effective Date. Upon termination of the Cash Management Agreements any outstanding balances thereunder owing from or owing to the Companies shall be settled by the parties to the Cash Management Agreements on, or prior to the Closing Date.


B.    SALE, PURCHASE AND ASSIGNMENT, PURCHASE PRICE


2.    Sale,   Purchase  and  Assignment  of  the  German  Limited
      Partnership Interest,  the Foreign Shares and the Brazilian
      Local Management Shares

2.1 Degussa hereby agrees, with commercial effect (wirtschaftlicher Wirkung) as of the Effective Date (as defined in Section 6.1.2 below) to cause DD GmbH on the Scheduled Closing Date to withdraw and discontinue as a partner in DD KG.

2.2 Degussa hereby sells with commercial effect as of the Effective Date and hereby assigns with effect as of the Closing Date (as defined in Section 6.1.3 below) to Purchaser 1 (i) the German Limited Partnership Interest with all rights and obligations pertaining thereto, and
      (ii)     all     partner's     accounts     of     DD    KG
      (Gesellschafterkonten)   (herein  collectively   "Partner's
      Accounts"), such Partner<180>s Accounts being comprised of (a) the capital account (Festkapitalkonto, Kapitalkonto I),
      (b)       the       partner's        clearing       account
      (Gesellschafter-Verrechnungskonto,  Kapitalkonto  II),  (c)
      the loss carry forward account (Verlustvortragskonto),  and
      (d)  the  reserve  account  (Rucklagenkonto).  Purchaser  1
      hereby   purchases   from   Degussa   the  German   Limited
      Partnership Interest and the Partner's Accounts and hereby accepts the assignment of the German Limited Partnership Interest and the Partner's Accounts in accordance with the foregoing sentence.

2.3 DHZ hereby sells with commercial effect as of the Effective Date to Purchaser 2 and undertakes to assign on the Scheduled Closing Date to Purchaser 2 the US Shares, Brazilian Shares and the Japanese Shares with all rights and obligations including any dividend rights pertaining thereto with effect as of the Closing Date. Purchaser 2 hereby purchases from DHZ the US Shares, Brazilian Shares and the Japanese Shares and hereby undertakes to accept the assignment on the Scheduled Closing Date as provided for under Section 6.6 below in accordance with the foregoing sentence.

2.4   DHZ  hereby  sells  with   commercial   effect  as  of  the
      Effective Date to Purchaser 3 and undertakes to assign on the Scheduled Closing Date to Purchaser 3 the Dutch

      Shares and the Italian Shares with all rights and obligations including any dividend rights pertaining thereto with effect as of the Closing Date. Purchaser 3 hereby purchases from DHZ the Dutch Shares and Italian Shares and hereby undertakes to accept the assignment on the Scheduled Closing Date as provided for under Section
      6.6 below in accordance with the foregoing sentence.

2.5 Seller shall procure that Mr. Niemeyer and Mr. Beni each sell with commercial effect as of the Effective Date and assign on the Scheduled Closing Date the Brazilian Local Management Shares to Purchaser 2, or any of its Affiliates designated by Purchaser 2 prior to the Scheduled Closing Date, by executing the instruments set out in the form as set forth in Exhibit 2.5 in the Portugese language (herein "Brazilian Share Transfer Instruments").

2.6 DHZ hereby sells with commercial effect as of the Effective Date and hereby assigns subject to all of the Closing Conditions (as defined in Section 6.2 below) having been fulfilled and all of the Closing Events (as defined in Section 6.6 below) having taken place or having been duly waived with effect as of the Closing Date to
      Purchaser 3 the Austrian Share. Purchaser 3 hereby purchases and accepts the assignment of the Austrian Share in accordance with the forgoing sentence.

2.7 The following consents all of which comply with and satisfy all local legal and contractual requirements have been given on, or prior to, the Closing Date to the sale, assignment and transfer of the German Limited Partnership Interest and the Foreign Shares:

      2.7.1 Consent of the partners' meeting of DD KG as attached in Exhibit 2.7.1;

      2.7.2 Consent of the board of directors of Sankin as attached in Exhibit 2.7.2;

      2.7.3 Waiver of Mr. Niemeyer of his right of first refusal with respect to the transfer of shares in DD Ltda. as attached in Exhibit 2.7.3;

      2.7.4 Consent of the shareholder's meeting of DD Austria as attached in Exhibit 2.7.4;

      2.7.5 Consent of the shareholder's meeting of DHZ as attached in Exhibit 2.7.5.


3.    Sale,    Purchase   and    Assignment   of   the   Japanese
      Shareholder's Loan; Interim Financing Facility

3.1 Degussa hereby sells with commercial effect as of the Effective Date and hereby assigns, subject to Section 3.2 below, with effect as of the Closing Date to Purchaser 2 the Japanese Shareholder's Loan. Purchaser 2 hereby purchases, in partial consideration of the Purchase Price, from Degussa the Japanese Shareholder's Loan and accepts the assignment in accordance with the foregoing sentence.

3.2 The assignment of the Japanese Shareholder's Loan is subject to all of the Closing Conditions (as defined in Section 6.2 below) having been fulfilled and all of the Closing Events (as defined in Section 6.6 below) having taken place or having been duly waived.

3.3 To ensure financing of the Companies after termination of the Cash Management Agreements as set out in Section 1.8 above, Degussa shall provide to the Companies interim financing facilities for the period between the Effective Date and the Closing Date in amounts reasonably required for funding the Business in accordance with past practice and projected financing needs of the Business during the aforementioned period (herein "Interim Financing Facility"). The Interim Financing Facility shall be redeemed at the Closing Date in accordance with Section
      4.2 below.


4.    Purchase Price

4.1 The purchase price for (i) the German Limited Partnership Interest, (ii) the Partner's Accounts, (iii) the Foreign Shares, (iv) the Brazilian Local Management Shares, and
      (v) the Japanese Shareholder's Loan (herein collectively "Object of Sale") shall be an amount calculated as follows:

      4.1.1 A fixed amount of Euro 576,000,000 (in words: Euro five hundred seventy six million) (herein "Base
             Amount");

      minus

      4.1.2 the consolidated nominal amount of any interest bearing debt obligations of the Consolidated Companies listed in Exhibit 4.1.2 (herein "Consolidated Companies") to banks, financial or other similar institutions, including any amounts owed by the Consolidated Companies under the respective Cash Management Agreements prior to their termination (herein "Financial Debt"), each existing as per the Effective Date, excluding for the avoidance of doubt (a) the Japanese Shareholder's Loan, (b) any unfunded pension liabilities of the Consolidated Companies and (c) the Fa cility Amount (as defined in Section 4.2 below);

      plus

      4.1.3 the consolidated amount of cash and cash equivalents (within the meaning of Section 266 (2)
             (B) (III) (3) and (IV) German Commercial Code (HGB) of the Consolidated Companies including any amounts to be paid to the Consolidated Companies under the respective Cash Management Agreements prior to their termination (herein "Cash"), each existing as per the Effective Date;

      plus

      4.1.4 the consolidated amount, if any, by which the balance of (i) the amount of the inventory (excluding the palladium stock) within the meaning of Section 266 (2) (B) (I) German Commercial Code
             (HGB) (Vorrate) plus the trade accounts receivables within the meaning of Section 266 (2) (B) (II) (1) German Commercial Code (HGB) (Forderungen aus Lieferungen und Leistungen) including inter-company trade accounts receivables, and (ii) the amount of the trade accounts payable within the meaning of
             Section 266 (3) (C) (IV) (4) German  Commercial Code
             (HGB) (Verbindlichkeiten aus Lieferungen und Leistungen) including inter-company trade accounts payable, for the Historic Consolidated Companies including DD Austria (herein "Working Capital") each existing as per the Effective Date, exceeds *
             * * * * * * * * * * * *; a sample calculation of the Working Capital as per December 31, 2000 being attached hereto as Exhibit 4.1.4 and it being understood that for such purposes DD Austria was, or shall be, respectively included on the basis of the Austrian Financial Statements (excluding the palladium stock);

      minus

      4.1.5 the amount, if any, by which the Working Capital existing as per the Effective Date falls short of *
             * * * * * * * * * * * *;

      minus

      4.1.6 the amount of * * * * * * * * * * * * * only in the event that the waiver of the Italian Third Party Shareholder of its right of first refusal with respect to the transfer of the shares in Defradental shall not have been obtained or shall not be deemed to have been obtained prior to the date on which the Effective Date Accounts become binding on the Parties in accordance with Section 5 below;

      plus interest at the rate of 6.5% p.a.  since the Effective
      Date (herein "Purchase Price").

4.2 On the Scheduled Closing Date, Purchasers shall pay to Sellers (i) an amount of Euro 548,000,000 (in words: Euro five hundred forty eight million) (herein "Preliminary Purchase Price") and (ii) for the account of the Companies, the aggregate amount owed to Degussa by the Companies under the Interim Financing Facility including interest thereon at the rate of 6.5% p.a. accrued from the calendar day subsequent to Effective Date (inclusive) until the Closing Date (exclusive) (herein "Facility Amount"). "EURIBOR" for purposes of this Agreement shall mean the interest rate for Euro deposits with interest periods of three (3) months, as quoted on the Bridge Telerate Screen 248 at 11 a.m. C.E.T. two (2) banking days in Frankfurt am Main prior to Effective Date. The Preliminary Purchase Price and the Facility Amount shall be paid by Purchasers free of costs and charges in immediately available funds by wire transfer into the account of Sellers set forth in Section 4.6 below.

4.3 The Parties agree that the Preliminary Purchase Price, and any subsequent Purchase Price Adjustment (as provided for in Section 4.4 below) shall be allocated to the Object of Sale as set out in Exhibit 4.3.

4.4 If on the basis of the Effective Date Accounts prepared in accordance with the provisions set forth in Section 5.1 below, the Purchase Price exceeds the Preliminary Purchase Price, Purchasers shall pay to Sellers an amount equal to the amount by which the Purchase Price is higher than the Preliminary Purchase Price and, if, on the basis of the Effective Date Accounts, the Preliminary Purchase Price exceeds the Purchase Price, Sellers shall pay to Purchasers an amount equal to the amount by which the Preliminary Purchase Price is higher than the Purchase Price. Any such amount to be paid by either Purchasers or Sellers (herein "Purchase Price Adjustment") shall be paid as follows:

      4.4.1 Any Purchase Price Adjustment owed by Purchasers shall be paid by Purchasers free of costs and charges in immediately available funds by wire transfer ten (10) banking days in Frankfurt am Main after the Effective Date Accounts have become final and binding upon the Parties in accordance with
             Section 5 below to the account of Degussa set forth in Section 4.6 below.

      4.4.2 Any Purchase Price Adjustment owed by Sellers shall be paid by Sellers free of costs and charges in immediately available funds by wire transfer ten (10) banking days in Frankfurt am Main after the Effective Date Accounts have become final and binding upon the Parties in accordance with Section 5 below to the account of Purchaser 1 set forth in
             Section 4.7 below.

4.5 Except as provided otherwise in this Agreement, Purchasers and Sellers owe the other party interest (Verzugszinsen) on any amounts becoming due and payable to Sellers or Purchasers, as the case may be, under this Agreement as from the respective payment dates, to, but not including, the day of payment at the rate of 700 basis points over EURIBOR.

4.6 All payments owed by Purchasers to Sellers under this Agreement shall be paid by Purchasers by wire transfer to the bank account of Degussa kept with Degussa Bank GmbH, Frankfurt am Main, sort code (Bankleitzahl) 500 107 00, account number 390053, SWIFT: DEGUDEFF.

4.7 All payments owed by Sellers to Purchasers under this Agreement shall be paid by Sellers by wire transfer to Purchaser 1's bank account the details of which shall be communicated to Sellers by Purchasers, if and when requested by Sellers.


C.    EFFECTIVE  DATE  ACCOUNTS,  SIGNING DATE,  EFFECTIVE  DATE,
      CLOSING DATE AND CLOSING

5.    Effective Date Accounts

5.1 The Financial Debt, the Cash and the Working Capital, each existing as of the Effective Date, as well as any Purchase Price Adjustment resulting therefrom, shall be determined on the basis of pro-forma consolidated accounts as of the Effective Date for the Consolidated Companies which shall be prepared by DD KG in co-operation with Degussa and reviewed by KPMG Deutsche Treuhand Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Frankfurt am Main (herein "Sellers' Auditor") in accordance with US generally accepted principles of accounting and preparation of annual accounts (herein "US GAAP"), subject to utilizing and continuing the same capitalization, election rights, valuation and consolidation principles as used in preparation of the Financial Statements (as defined in Section 7.1.16 below) on the basis of Degussa's accounting and consolidation standards, a complete copy of which was delivered to Purchasers prior to the Signing Date (herein "Effective Date Accounts").

5.2 Sellers shall until the Closing Date and Purchasers shall after the Closing Date instruct the management of each of the Consolidated Companies to effectively assist

      Sellers' Auditor in reviewing the Effective Date Accounts, in particular, by providing all information and documentation requested by Sellers. The Effective Date Accounts prepared by DD KG in co-operation with Degussa and reviewed by Sellers' Auditor shall be delivered to PriceWaterhouseCoopers, Philadelphia (herein "Purchasers' Auditor") no later than ninety (90) days after the Effective Date. Purchasers' Auditor shall receive all necessary assistance and shall be given reasonable access to the management of the Consolidated Companies, and to all relevant documentation, necessary for reviewing the Effective Date Accounts, including the working papers of Sellers' Auditor, subject, however to Sellers' Auditor's approval which Sellers shall use best efforts to obtain prior to the Closing Date.

5.3 The Effective Date Accounts submitted by Sellers shall be final and binding upon the Parties, and the calculation of the Financial Debt, the Cash and the Working Capital shall be based on the Effective Date Accounts, unless Purchasers provide Sellers within forty five (45) days after the receipt of the Effective Date Accounts with a written report asserting that the Effective Date Accounts received from Sellers do not meet the provisions of this Agreement by way of stating specific objections to that effect. Such written report shall be submitted to Sellers within the forty-five (45) days' period mentioned before which shall take into account the changes that are necessary in Purchasers' Auditor's view (herein "Revised Effective Date Accounts"). If no objections are raised by Sellers within four (4) weeks following the delivery of the Revised Effective Date Accounts by Purchasers' Auditor, then the Revised Effective Date Accounts shall be final and binding on the Parties.

5.4 If Sellers timely raise objections (herein "Objections") to the Revised Effective Date Accounts and Sellers and Purchasers cannot agree on changes to the Revised Effective Date Accounts within four (4) weeks following the delivery of the Objections each of Sellers and
      Purchasers shall be entitled to refer such dispute for decision to an independent international leading firm of public accountants (big five) other than Sellers' Auditor and Purchasers' Auditor (herein "Expert") which shall determine the correct amount of the Financial Debt, the Cash and the Working Capital, if and to the extent such positions are in dispute between Sellers and Purchasers. If the Parties cannot agree within two (2) weeks on who shall be the expert, the Institute of Chartered Accountants in Germany (Institut der Wirtschaftsprufer in Deutschland e.V.), Dusseldorf, shall appoint the Expert. The Expert shall decide as expert arbitrator (Schiedsgutachter) on the issues in dispute in accordance with the principles set out in Section 5.1 above. The Expert shall give Sellers and Purchasers adequate opportunity to present their views in writing and at a hearing or hearings to be held in the presence of Sellers and Purchasers and their respective advisors. The Parties shall instruct the Expert to deliver its written opinion to them no later than four weeks after the remaining differences are referred to it. The Expert shall give reasons for its decision in writing on all issues which are in dispute between Sellers and Purchasers. The costs and expenses incurred by the Expert shall be borne equally by Sellers on the one hand and Purchasers on the other hand. The Effective Date Accounts as determined by the Expert shall be final and binding on the Parties subject to Section 319 German Civil Code (BGB). Each Party shall give the Expert full access to information required for its decision.


6.    Signing Date, Effective Date, Closing Date and Closing

6.1 Signing Date, Effective Date and Closing Date shall each have the following meaning in this Agreement:

      6.1.1 "Signing Date" shall be the day on which this Agreement has been duly executed before a notary public.

      6.1.2  "Effective  Date"  shall be the first  calendar  day
             0:00 hours of the month in which the Closing of this transaction as contemplated under Section 6.5 shall occur.

      6.1.3 "Closing Date" shall be the day on which the Closing Events shall take place.

6.2   This  Agreement  shall  be  closed  (erfullt)  pursuant  to
      Section 6.5 below only, if the following conditions are fulfilled (herein collectively "Closing Conditions"):

      6.2.1 The merger control approvals under (i) ss.ss. 35 et seq. German Antitrust Act (GWB), and (ii) the Dutch 1975 Merger Code granted by the Dutch Committee for Merger Affaires, and (iii) the Austrian Cartel Act,
             (iv) the  Hart-Scott-Rodino  Antitrust  Improvements
             Act of 1976, and (v) Title VII, Chapter I, Articles 54-56 of Law No. 8884 Brazilian Antitrust Act
             (unless Purchasers determine that the Brazilian Antitrust Act is not applicable to the Closing) have been obtained or if for other reasons the transactions provided for in this Agreement may be consummated under the above merger law regimes (e.g. lapse of waiting periods) or Closing is permitted before clearance is received or waiting periods are lapsed.

6.2.2 No  enforceable  judgment,  injunction,  order or decree by any court or governmental authority in Germany or the USA has prohibited the consummation of the transactions contemplated in this Agreement as of the day the condition pursuant to Section 6.2.1 is fulfilled and no action is pending in such respect.

6.3 The Parties undertake to use all reasonable endeavors and to render to each other all reasonably necessary support and cooperation to ensure that the Closing Conditions are fulfilled as soon as possible after the Signing Date. In particular, though each Party remains responsible for preparing and making its own required filings, Purchasers shall take the lead on such filings and Sellers and Purchasers shall cooperate with one another in preparing and making the merger control filings listed under Section
      6.2.1  above  and in  furnishing  information  regarded  as necessary by one of the Parties and/or required in connection therewith. The Parties shall provide any such information promptly and shall inform each other in writing without undue delay as soon as any or all of the Closing Conditions shall have been fulfilled. Purchasers shall undertake or cause to be undertaken all steps to remove any impediments, restrictions, or conditions that may affect the Closing Conditions, including, but not limited to, Purchasers' selling or divesting of tangible or intangible assets or business operations necessary to receive the approval or clearance of competition or antitrust authorities in all jurisdictions referred to in
      Section 6.2, or to remove any decision, order, decree, complaint, injunction, or other impediment or restriction which impedes or threatens to impede the Closing of this transaction.

 6.4 In the event that not all Closing Conditions have been fulfilled within 6 (six) months after the Signing Date, each Party may withdraw from this Agreement (Rucktritt) by giving written notice to the other Parties, unless at that time the Party withdraws from this Agreement the Closing Conditions have been fulfilled.

6.5 Closing (herein "Closing") shall occur within five (5) Business Days (as defined in Section 18.8 below) after all of the Closing Conditions have been fulfilled (herein "Scheduled Closing Date"), but in no event prior to July 1, 2001. Sellers shall notify Purchasers of the Facility Amount payable to Sellers within two (2) Business Days after the receipt by Sellers of the communication that all Closing Conditions have been fulfilled.

6.6 This Agreement shall be closed on the Scheduled Closing Date, or any other day as agreed between the Parties, unless a Party shall have withdrawn from this Agreement pursuant to Section 6.4 above. On the Scheduled Closing Date the Parties shall take, or cause to be taken, at the offices of Mayer, Brown & Platt-Gaedertz, Frankfurt, or such other place as agreed between the Parties the following actions (except for those having been duly waived) (herein "Closing Events"):

      6.6.1  Payment of the  Preliminary  Purchase  Price and the
             Facility Amount into the account of Sellers as set forth in Section 4.6 above;

      6.6.2 Execution and delivery of a stock power to transfer the US Shares to Purchaser 2 and execution and delivery by Degussa and DD GmbH of a duly certified application to the commercial register for registration of the termination of DD KG by succession to title (Gesamtrechtsnachfolge durch Anwachsung) by operation of law;

      6.6.3  Execution   of   the   share   transfer   agreements
             regarding the Foreign Shares in the form as set forth in Exhibits 6.6.3 (1)-(4);

      6.6.4 Submission by Sellers of signed resignation letters of the board members representing Sellers which are listed in Exhibit 6.6.4 and board resolutions discharging such board members of their duties as of the Effective Date of their respective resignations;

      6.6.5 Delivery by Purchaser 2 of (i) evidence satisfactory to Sellers that the Degussa Guarantees (as defined in Section 13.3) provided by Degussa and its affiliates within the meaning of Section 15 German Stock Corporation Act (AktG) (herein "Affiliates") other than the Companies in favor of the Business have been replaced or (ii) a bank guarantee in the aggregate amount of the outstanding Degussa Guarantees; in each case in accordance with Section 13.3 below;

      6.6.6 Execution of a name and trademark agreement between Degussa and DD KG in the form as set forth in
             Exhibit 6.6.6;

      6.6.7 Execution   of   the   Brazilian    Share    Transfer
            Instruments.


D.    REPRESENTATIONS AND WARRANTIES, REMEDIES AND INDEMNITIES


7.    Representations and Warranties of Sellers

7.1 Sellers hereby represent (sichern zu) and warrant (garantieren) by way of a separate promise of guarantee pursuant to Section 305 of the Civil Code (BGB) as of the Signing Date and the Effective Date, unless expressly specified otherwise:

      7.1.1 Enforceability, No Conflict. As of the Signing Date and Closing Date, Degussa is a stock corporation (Aktiengesellschaft) and DHZ is a limited liability company (Gesellschaft mit beschrankter Haftung), duly incorpo rated and validly existing under German law. As per the Closing Date, this Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable under German laws against Sellers in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunctive relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. As per the Signing Date and Closing Date, each of Sellers has the absolute and unrestricted right, power, authority, and capacity to execute this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Sellers. Except for the merger control approvals required pursuant to
             Section 6.2 above, Sellers are not required to give any notice to any person or obtain any consent from any third party or governmental authorization in connection with the execution of this Agreement by Sellers. Neither the execution of this Agreement nor the consummation or performance of any of the transactions contemplated thereby will as per the Closing Date directly or indirectly (with or without notice or lapse of time), contravene or conflict of (i) any governmental authorization, legal requirement or order to which Sellers are bound or subject; (ii) any provision of Sellers' organizational documents, or any resolution adopted by the respective boards of directors or shareholders of Sellers.

      7.1.2 Existence of Companies; Ownership of Shares, German Limited Partnership Interest and the Brazilian Local Management Shares. Each of the Companies is, as of the Signing Date and Closing Date, duly incorporated and validly existing under the laws of its jurisdiction. As of the Closing Date, the German Share, the Partnership Interests, the Foreign Shares and the Brazilian Local Management Shares (i) exist in the amounts set out herein,
             (ii) are fully paid-up and have not been repaid, and (iii) the ownership and all rights pertaining to the German Share, the German Limited Partnership and the Foreign Shares are owned as described in
             Section 1 of this Agreement and are free and clear of any third party rights and have not been pledged, assigned, charged or used as a security and, except for a right of first refusal granted to Dental Farma regarding the shares held by DD Ltda. in Probem, there exist no rights of preemption, purchase options or call options of third parties.

      7.1.3  Bankruptcy or Judicial Composition  Proceedings.  As
             of the Closing
                                       23

             Date, no bankruptcy or judicial composition proceedings concerning Sellers or the Companies have been applied for, and to the Best Knowledge of Sellers no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings and to the Best Knowledge of Sellers no circumstances exist pursuant to any applicable bankruptcy laws which could justify the avoidance of this Agreement.

      7.1.4 Affiliates, Enterprise Agreements. As of the Closing Date, except as disclosed in Section 1 above, DD GmbH, DD KG and DHZ have no affiliated companies within the meaning of Section 15 German Stock Corporation Act (AktG) nor do they maintain any direct company relationship with any third party, in particular hold no participation or sub-participation in any other company and there exist no enterprise agreements within the meaning of Sections 291 and 292 German Stock Corporation Act (AktG).

      7.1.5 Material Agreements. Except for the agreements and commitments listed or disclosed on Schedule 7.1.5 the Companies are not a party to the following agreements and commitments which have not yet been completely fulfilled and the existence of which, or the termination of which, could have a Material Adverse Effect (as defined below) (herein collectively "Material Agreements")

             (i) loan and credit agreements,  or other agreements
                 or instruments evidencing indebtedness of any of the Companies in excess of Euro 1,000,000.00 or securing such indebtedness such as pledges, guarantees, securities (Burgschaften) or letters of comfort (Patronatserklarungen) and that will continue in effect or with respect to which any of the Companies will have any liabilities after the Closing Date;

             (ii)non-compete,   restrictive  covenants  or  other
                 agreements that restrict any of the Companies from operating the Business as conducted on the Signing Date except for vertical restrictions under customary distributorship, agency, license agreements and alike agreements all of which are in compliance with applicable national or EU law;

             (iii)   research    and    development    agreements
                 involving   an   amount   in   excess   of  Euro
                 100,000.00 p.a.;

             (iv)trademark,   patent   and   know   how   license
                 agreements which involve an amount in excess of Euro 100,000.00 p.a.;

             (v) agreements  relating  to toll  manufacturing  of
                 any product involving an amount in excess of Euro 500,000.00 p.a.;

             (vi)agreements  relating to the  acquisition or sale
                 of   interest   including   assets,   in   other
                 companies or businesses;

             (vii)   lease  agreements  relating  to Real  Estate
                 (as defined in Section 10.2.2 below) which, individually, provide for annual payments of Euro 500,000.00 or more;

             (viii)  contracts  or other  agreements  relating to
                 construction or acquisition of fixed assets or other capital expenditures involving an amount in excess of Euro 200,000.00 p.a.;

             (ix)contracts  and  other  agreements  to  purchase,
                 sell, lease or otherwise dispose of any assets owned by the Companies other than in the ordinary course of business involving an amount in excess of Euro 500,000.00;

             (x) contracts  providing for a payment obligation in
                 excess of Euro 250,000.00 p.a. that would terminate or could be terminated as a result of the consummation of the transaction contemplated under this Agreement;

             (xi)liabilities  to employees  arising from employee
                 inventions   (Arbeitnehmererfindungen   and  the
                 like) in excess of Euro 100,000.00 per person per invention; and

             (xii)   contracts  or  commitments  giving any party
                 with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of a Consolidated Company.

             For the purpose of this Agreement, "Material Adverse Effect" means any change or effect that is materially adverse to the financial condition, results of operations, business operations or assets of either (i) the Business of any of the Companies as conducted in Germany (herein "German Business") taken as a whole or (ii) the Business of the Companies as conducted in the Netherlands (herein "Dutch Business") taken as a whole or (iii)  the  Business  of the  Companies  as
             conducted in the United States (herein "US Business") taken as a whole or (iv) the Business of the Companies as conducted in Japan (herein "Japanese Business") taken as a whole.

      7.1.6 Compliance with Material Agreements. Except as disclosed in Schedule 7.1.6, , each of the Companies have complied with their obligations under the Material Agreements, except for any default or breach which would not cause a Material Adverse Effect. To the Best Knowledge of Sellers, none of the Material Agreements has been terminated by any Party, nor has any party given written notice about its intention to terminate a Material Agreement. To the Best Knowledge of Sellers, the Material Agreements are valid and in full force as of the Signing Date.

      7.1.7 Material Intellectual Property Rights. The Companies own and to the Best Knowledge of Sellers, lawfully use all such patents, design models, and trade marks which are material to carry on the German Business, or the Dutch Business, or the US Business or the Japanese Business, each as conducted as of the Signing Date and each taken as a whole (except for licenses of, and similar rights in, application software) (herein collectively "Material Intellectual Property Rights"). Schedule
             7.1.7 contains a true and complete list of all Material Intellectual Property Rights owned and/or used by the Business indicating (i) the nature and owner of the Material Intellectual Property Rights and (ii) if applicable, the jurisdiction in which such Material Intellectual Property Rights have been registered and registration information.

      7.1.8 Proceedings Relating to Material Intellectual Property Rights and Products related to Intellectual Property. Except as disclosed in
             Schedule 7.1.8, the (i) Material Intellectual Property Rights are not subject to any pending or threatened proceedings for opposition, cancellation, revocation or rectification, (ii) to the Best Knowledge of Sellers the use of the
             Material Intellectual Property Rights does not infringe any rights of third parties, and (iii) are, subject to customary expiry, duly administered and renewed. To the Best Knowledge of Sellers, the products and services currently offered for sale or sold by the Business do not infringe any intellectual property rights of third parties.

      7.1.9 Insurance. The Companies maintain in full force and effect for their own benefit policies of insurance until the Closing Date against fire, water, theft and other usually insured business risks which are listed in Schedule 7.1.9. In addition, Schedule
             7.1.9 contains the correct and complete
             description of the Companies' product liability loss history for the last five (5) years prior to the Signing Date exceeding in each individual case Euro 50,000.00.

      7.1.10 Material Assets. Except as disclosed in Schedule 7.1.10, the Companies own, or hold lawful possession of, all fixed assets (Anlagevermogen) and inventories (Vorrate) (i) necessary and material for carrying out the Business in substantially the same fashion and manner as of the Signing Date and (ii) which are reflected in the Financial Statements (as defined in Section 7.1.16 below) or which have been acquired after December 31, 2000, except for such assets which were sold, abandoned or otherwise disposed of in the ordinary course of business since December 31, 2000 (herein collectively "Material Assets"). The Material Assets are not charged with any rights of third parties including the transfer for security purposes (Sicherungsubereignungen) except for (i) customary rights of retention of title (handelsubliche Eigentumsvorbehalte), liens, pledges or other security rights in favor of suppliers, mechanics, workers, carriers and the like; (ii) security of rights granted to banks and other financial institutions in respect of debt reflected in the Financial Statements or in the Effective Date Accounts; (iii) statutory security rights in favor of tax authorities or other governmental entities. The Material Assets are in a useable condition in order to continue the Business substantially in the same fashion as conducted as of the Signing Date. Neither the execution of this Agreement nor the consummation or performance of any of the transactions contemplated thereby shall result in the creation of any lien security interest, charge or encumbrance upon the Material Assets of the Consolidated Companies. The palladium stock as per the Effective Date shall * * * * * * *
             * * * * * *.

      7.1.11 Permits.  To the  Best  Knowledge  of  Sellers,  the
             Companies are in possession of all material governmental approvals, licenses and permits necessary to operate the business of each Company as it is conducted as of the Effective Date and which are material for the German Business, or the Dutch Business, or the Japanese Business, or the US Business each taken as a whole (herein collectively "Permits") except as disclosed in Schedule 7.1.11. To the Best Knowledge of Sellers no circumstances exist which would reasonably be expected to result in a revocation or limitation of the Permits or which would reasonably be expected to lead to the imposition of conditions to the Permits which would cause a Material Adverse Effect.

      7.1.12 Litigation.  The Companies are not involved in court or administrative
                                       27
             proceedings, including arbitration proceedings, either as plaintiff or defendant having a litigation value (Streitwert) exceeding Euro
             250,000.00 in the individual case except as disclosed in Schedule 7.1.12. There are no product liability claims pending or to the Best Knowledge of Sellers threatened against the Companies with a litigation value exceeding Euro 250,000.00 in the individual case.

      7.1.13 Tax Returns, Notices. All tax returns required to be filed by the Companies on or before the Effective Date have been filed and the Companies have paid all amounts due and owing with respect to such tax returns.

      7.1.14 Collective Bargaining Agreements. Schedule 7.1.14 includes all individual or collective employment agreements (i.e. agreements which are entered into between a Company and a group of employees or a representative body of employees of a company, unless such agreements repeat mandatory statutory law only) which contain (i) benefit or incentive plans relating to a change of control of a Company;
             (ii) limitations to terminate employment agreements, including providing for severance payments; and/or (iii) obligations of a company to make specific investments or to guarantee a certain number of employees.

      7.1.15 Pensions. All obligations, whether arising by operation of law, by agreement or past custom, for due payments and due and payable contributions with respect to direct or indirect pension and retirement benefits to the employees and former employees of the Companies pertaining to periods prior to the Effective Date have been paid, or shall be paid, or have been sufficiently accrued for in the Financial Statements except as set forth in Schedule 7.1.15, and as it regards DD KG in
             accordance    with   German    generally    accepted
             accounting principles.

      7.1.16 Financial Statements. The pro-forma consolidated financial statements of the Companies listed in
             Exhibit 7.1.16 (herein collectively "Historic Consolidated Companies") for the fiscal year ended on December 31, 2000 (herein "Consolidated Financial Statements") as examined and audited by Sellers' Auditor, have been prepared in accordance with US GAAP. The Consolidated Financial Statements present a true and fair view of the assets and the financial condition of the Historic Consolidated Companies as per December 31, 2000. The Consolidated Financial Statements are based on accounts which have been prepared by the Historic Consolidated Companies, in accordance with local GAAP, on the basis of Sellers' accounting and consolidation standards which are referred to in
             Section 5.1. The part of the spin-off  balance sheet
             relating to
                                       28
             the assets and liabilities to be spun off by Degussa-Huls CEE GmbH as per December 31, 2000 into DD Austria (herein "Austrian Financial Statements") as examined and audited by Sellers' Auditor, has been prepared in accordance with Austrian GAAP on the basis of Sellers' accounting and consolidation standards which are referred to in Section 5.1. The Austrian Financial Statements present a true and fair view of the assets and the financial condition of DD Austria as per December 31, 2000 as it had been in existence at such date. The Consolidated Financial Statements and the Austrian Financial Statements are herein collectively referred to as "Financial Statements".

      7.1.17 Compliance   With  Laws.   Except  as  disclosed  in
             Schedule 7.1.17 the Business is conducted, and will be conducted from the date of the Financial Statements until the Closing Date in the ordinary course and substantially in compliance with all applicable laws and Permits except where the failure so to comply would not have a Material
             Adverse Effect. To the Best Knowledge of Sellers, all products of the Companies fulfill the current technical, biological, clinical and medical standards known and reasonably applied in Germany and as the case may be the US. Products sold by the Companies prior to the Closing Date and returned to the Companies shall not exceed in the aggregate, based on the sales price of such products, 0.25% of the gross sales during the sixty (60) day period immediately preceding the Closing Date.

      7.1.18 Material Adverse Changes after Signing Date, Conduct of Business. Except as disclosed in
             Schedule 7.1.18, and apart from general developments in the marketplace, during the period from January 1, 2001 until the Closing Date

             7.1.18.1no material  adverse  changes in the assets,
                     liabilities,  financial  conditions  or  the
                     results  of   operations  of  the  Companies
                     taken as a whole have occurred with a financial impact on the Companies taken as a whole exceeding Euro 2,000,000.00 (in words: Euro two million); and


             7.1.18.2the  Companies  have  continued  to  conduct
                     their respective business operations in all material respects in the ordinary course of business in a manner consistent with past practice except for transactions reflected in this Agreement.

      7.1.19 Investment   Grants.   No   investment   grants   or
             subsidies exceeding an
                                       29
             amount of Euro 50,000.00 shall be repayable as a consequence of the performance of this Agreement or any events or circumstances which were in existence on or before the Closing Date.

      7.1.20 Properties.   With  respect  to  the  real  property
             formerly and/or presently owned or leased by the Companies (herein "Properties") effective as of the Effective Date and the Closing Date:

             7.1.20.1Schedule   7.1.20.1   completely  lists  the
                     Properties  of  which  the  Company  is  the
                     owner.  The Companies have good title to all
                     of  the   Properties   listed  in   Schedule
                     7.1.20.1.  The Companies' occupation and use
                     of  the   Properties   listed  in   Schedule
                     7.1.20.1 and the Companies' conduct therein of the Business do not violate any law, rule, regulation or zoning or use ordinance of any governmental agency or authority resulting in a Material Adverse Effect. The Properties which are owned or leased as per the Signing Date comprise all the real properties used for the operation of the Business as conducted as of the date of the Financial Statements and as prior to the Effective Date.

             7.1.20.2     Except   as    listed    in    Schedule
                     7.1.20.2,   the   buildings   are   properly
                     maintained  until the  Closing  Date and the
                     structures  and buildings on the  Properties
                     have  no  defects  which  would   materially
                     impair   a   normal   continuation   of  the
                     operations of the business of the Companies.

             7.1.20.3     The  properties  are free of any liens,
                     encumbrances  or claims  of any kind  except
                     for  the  encumbrances   registered  in  the
                     applicable  land  register as of the Signing
                     Date or as shown in Schedule 7.1.20.3.

             7.1.20.4     Except as  reflected  in the  Financial
                     Statements  there  will be no taxes or other
                     administrative  dues  and  fees  outstanding
                     for payment,  including  development charges
                     (herein   "Administrative   Charges")   with
                     respect    to    the     Properties.     All
                     Administrative Charges which are allocable to the time prior to the Effective Date - irrespective of the fact when they will become due - shall be reflected in the Financial Statements.

             7.1.20.5     The  principal  means of  access to the
                     Properties is over public  roads,  which are
                     maintained at the public expense, or is se
                     cured  by   rights   of  way  over   private
                     property  registered  in the  land  registry
                     and  are  not   subject  to  the  rights  of
                     termination   by  any   third   party.   The
                     Properties   making   up  the  site  of  the
                     Companies enjoy the main services of water, drainage, electricity and gas.

             7.1.20.6     Schedule  7.1.20.6  lists and describes
                     briefly   all  real   property   leased   or
                     subleased  to the  Companies.  Sellers  have
                     delivered or made  available  to  Purchasers
                     correct  and  complete  copies of the leases
                     and subleases  listed in Schedule  7.1.20.6.
                     To the Best  Knowledge  of Sellers each such
                     lease  and  sublease  is in full  force  and
                     effect   against  the  lessee  or  sublessee
                     thereunder in all material respects.

      7.1.21 Purchasers shall have no obligation or liability to pay on behalf of Sellers any fees or commissions to any broker, finder or agent with respect to the transaction contemplated hereunder.

7.2 All Schedules referred to in Section 7.1 are collectively referred to as the "Disclosure Schedules". No further representations and warranties are given other than those made or given by Sellers in this Agreement.

7.3 For the purpose of this Agreement, "Best Knowledge" of Sellers shall mean the actual knowledge of any of the members of the Executive Board (Vorstand) of Degussa, the Management Board (Geschaftsfuhrung) of DHZ or Mr. Gerd Schulte, Mr. Rudolf Lehner or Mr. Rainer Krau(beta) after due inquiry of the current management of the Companies in relation to the representations and warranties contained in Section 7.1 above.


8.    Representations and Warranties of Purchasers and Guarantor

      Purchasers and Guarantor each represents and warrants as of the Signing Date and the Effective Date:

8.1 Enforceability, No Conflict. This Agreement constitutes the legal, valid and binding obligation of Purchasers and Guarantor, enforceable against Purchasers and Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except that the remedy of specific performance and injunction relief and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Purchasers and Guarantor have the absolute and unrestricted right, power, authority, and capacity to execute this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Purchasers and Guarantor. Except for the merger control approvals required pursuant to Section 6.2 above, Purchasers and Guarantor are not required to give any notice to any person or obtain any consent or governmental authorization in connection with the execution of this Agreement by Purchasers and Guarantor. Neither the execution of this Agreement nor the consummation or performance of any of the transactions contemplated thereby will directly or indirectly violate the certificate of incorporation or by-laws or any contract of Purchasers and Guarantor or violate any applicable law, rule, regulation, judgment, injunction, order or decree in Germany or any other country where the Purchasers and Guarantor are domiciled.

8.2   Litigation.  There is no  action,  suit,  investigation  or proceeding pending against, or to the knowledge of Purchasers and Guarantor, as of the Signing Date, threatened against or affecting Purchasers and Guarantor before any court or arbitrator or governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transaction contemplated hereunder.

8.3 Financial Capability. Purchasers have sufficient immediately available funds or binding and unconditional and irrevocable financing commitments to pay the Purchase Price for the Business pursuant to Section 4.1 above.

8.4   Finders'   Fees.   Sellers  shall  have  no  obligation  or
      liability to pay on behalf of Purchasers any fees or commissions to any broker, finder or agent with respect to the transaction contemplated hereunder.

8.5 Acquisition at Own Account. Purchasers are acquiring the Business for investment at Purchasers' own account, and neither as a nominee nor agent nor with a view to the resale or distribution of any part thereof within six (6) months after the Closing Date, and Purchasers have no present intention of selling, granting any participation in, or otherwise distributing the Business. Purchasers have not entered into any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Business or any part thereof.

8.6 No Knowledge of Breach. To Purchasers' and Guarantors' knowledge, there exists no breach of any representation and warranty made by Sellers in this Agreement, which would give rise to a claim under Section 9 of this Agreement. For the purpose of this Section 8 Purchasers' and Guarantors' knowledge shall mean the actual knowledge of the management of Purchasers and Guarantor and individuals who have assisted Purchasers in connection with its due diligence investigation and the negotiation and the execution of this Agreement, as identified on
      Exhibit 8.6.


9.    Remedies

9.1   In the event of any  breach or  non-fulfillment  by Sellers of any of the covenants, representations or warranties contained in this Agreement, Sellers shall be liable as joint and several debtors (Gesamtschuldner) for putting Purchasers, or at the election of Sellers, if it is possible, the respective Company into the same position that it would have been in if the representations and warranties contained in Section 7.1 above had been true and correct or had not been breached  (Naturalrestitution), or, at the election of Sellers, to pay damages for non-performance (kleiner Schadenersatz). Sellers shall be liable for any consequential damages (Folgeschaden) and
      lost  profits   (entgangener  Gewinn)  provided  that  such
      damages or lost profits were adequately caused (adaquat kausal verursacht) by such breach of the representation or warranty. Sellers shall not account for any internal costs and expenses incurred by the Companies or Purchasers. If and to the extent a Purchaser Claim (as defined in Section
      9.2 below), other than a claim as to ownership of shares relates to damages or losses incurred (i) by Sankin, Sellers<180> obligation under Section 9.1 shall be limited to 94 % of the amount of actual damage or loss or (ii) by Defradental, Sellers' obligation under Section 9.1 shall be limited to 45 % of the amount of actual damage or loss or (iii) by Probem, Sellers' obligation under Section 9.1 shall be limited to 60 % of the amount of actual damage or loss.

9.2 In the event of any breach or non-fulfillment by Sellers of any representations or warranties contained in this Agreement (herein "Purchaser Claim"), Purchasers shall give Sellers notice of such breach or non-fulfillment, with such notice stating the nature thereof and the amount involved, to the extent that such amount has been determined at the time when such notice is given promptly after discovery of such breach or non-fulfillment. The failure to give such notice shall not preclude or bar such claims but shall reduce such claims to the extent of prejudice to the Sellers. Without prejudice to the validity of the Purchaser Claim or alleged claim in question, Purchasers shall allow, within thirty (30) days of Purchasers' notice and shall cause the Companies to allow, Sellers and their accountants and their professional advisors to investigate the matter or circumstance alleged to give rise to such Purchaser Claim, and whether and to what extent any amount is payable in respect of such Purchaser Claim and, for such purpose, Purchasers shall give and shall cause the Companies to give, subject to their being paid their reasonable out-of-pocket costs and expenses, such information and assistance, including access to Purchasers' and the Companies' premises and personnel and including the right to
                                       33
      examine and copy or photograph any assets, accounts, documents and records, as Sellers or their accountants or professional advisors may reasonably request.

9.3 Sellers shall not be liable for, and Purchasers shall not be entitled to bring, any Purchaser Claim or any other claim under or in connection with this Agreement, if and only to the extent that:

      9.3.1  the matter to which the Purchaser  Claim relates has been taken into account in the Financial  Statements
             by   way   of   a   provision   (Ruckstellung),   or
             depreciation    (Abschreibung),    or    exceptional
             depreciation  (au(beta)erplanma(beta)ige   Abschreibung),   or
             depreciation   to  reflect   lower   market   values
             (Abschreibung  auf  den  niedrigeren   beizulegenden
             Wert);

      9.3.2  the matter to which the Purchaser  Claim relates has been  taken  into  account  in  the  Effective  Date
             Accounts  for  the   determination  of  the  Working
             Capital;

      9.3.3 the amount of the Purchaser Claim is recovered from a third party or an insurance policy in force on the Effective Date;

      9.3.4 the Purchaser Claim results from a failure of Purchaser or the Companies to mitigate damages pursuant to Section 254 German Civil Code (BGB);

      9.3.5 the matter which gives rise to the Purchaser Claim , was known by any of the Purchasers or Guarantor as of the Signing Date; in this regard, Purchasers acknowledge the receipt of (i) the Information Memorandum prepared by UBS Warburg AG, Frankfurt, dated
             March 12, 2001, including the two (2) correction statements referring thereto (ii) the final draft financial due diligence report Volume 1a- Summary prepared by PricewaterhouseCoopers GmbH Wirtschaftsprufungsgesellschaft, Frankfurt, dated
             March 28, 2001, and (iii) the final draft environmental due diligence report prepared by ENVIRON Germany GmbH, Essen, dated March 2001;

      9.3.6 the Purchaser Claim results from or is increased by the passing of, or any change in, after the Effective Date, any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxes (as defined in Section 11.1 below) or any imposition of Taxes or any withdrawal or relief from Taxes not actually (or prospectively) known to Sellers or in effect at the Effective Date;

      9.3.7  the  procedures  set forth in  Sections  9.5  and/or
             11.4  were  not  observed  by   Purchasers   or  the
             Companies and Sellers were prejudiced thereby.

9.4   Sellers  shall not be liable for any  Purchaser  Claim,  if and to the extent either  Purchasers or the Companies  have
      caused  (verursacht  oder   mitverursacht)  such  Purchaser
      Claim after the Effective Date.

9.5 If the Companies or any of Purchasers is sued or threatened to be sued by a third party, including without limitation any government agencies, or if the Companies or Purchasers are subjected to any audit or examination by any tax authority (herein "Third Party Claim"), which may give rise to a Purchaser Claim or a claim under Section 11 below, Purchasers shall give Sellers prompt notice of such Third Party Claim. Purchasers, at Sellers expense, shall ensure that Sellers shall be provided with all materials, information and assistance relevant in relation to the Third Party Claim, be given reasonable opportunity to comment or discuss with Purchasers any measures which Sellers propose to take or to omit in connection with a Third Party Claim, and in particular Sellers shall be given an opportunity to comment on, participate in, and review any reports and all relevant tax and social security audits or other measures and receive without undue delay copies of all relevant orders (Bescheide) of any authority. No admission of liability shall be made by or on behalf of the Purchasers or the Companies and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Sellers which consent shall not be unreasonably withheld. Further, Sellers shall be entitled at their own discretion to take such action (or cause the Purchasers or the Companies to take such reasonable action) as they shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third Party Claim (including making counter claims or other claims against third parties) in the name of and on behalf of the Purchasers or the Companies concerned and the Purchasers will give and cause the Companies to give, subject to them being paid all reasonable out-of-pocket costs and expenses, all such information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any such claim or liability as Sellers or their professional advisors may reasonably request. Sellers agree to use all such information confidentially and only for such purpose. All costs and expenses reasonably incurred by Sellers in defending such Third Party Claim shall be borne by Sellers.

9.6 The Parties are in agreement that the remedies which the Purchasers, or any of the Companies, may have against Sellers for breach of obligations set forth in this

      Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to Purchasers, or any of the Companies. Apart from the rights of Purchasers under
      Section 6.4 above, this Section 9 and Sections 10 and 11 below (i) any right of Purchasers to withdraw (Wandlung)
      or rescind  (Rucktritt)  from this  Agreement or to require the winding up of the transaction contemplated hereunder (e.g. by way of gro(beta)er Schadenersatz), and (ii) any claims
      for  breach  of   pre-contractual   obligations  (culpa  in
      contrahendo),    or   ancillary    obligations    (positive
      Forderungsverletzung), except claims for willful deceit (arglistige Tauschung), are hereby expressly excluded and waived by Purchasers.


10.   Environmental Indemnity

10.1  Sellers shall,  subject to the provisions contained in this
      Section 10, as joint and several debtors indemnify, defend and hold harmless Purchasers from and against all Environmental Liabilities (as defined in Section 10.2.1 below) resulting from (i) a final (bestandskraftig) and enforceable (vollziehbar) order, decree or demand issued by any governmental authority (Behorde), or (ii) an imminent danger to the well-being or health (unmittelbare Gefahr fur Leib oder Leben), or (iii) a final court judgment rendered in connection with a private party or governmental claim, in each case relating to an Existing Environmental Condition (as defined in Section 10.2.2 below). Section 9.1 fourth sentence shall apply accordingly.

10.2  Environmental    Liabilities,     Existing    Environmental
      Condition,  Environmental  Laws,  Hazardous  Materials  and
      Environmental   Matters   shall  each  have  the  following
      meaning:

      10.2.1 "Environmental Liabilities" means the amount of all losses, costs and expenses including reasonable
             legal   fees,    expenses   and   disbursements   in
             connection with (i) an investigation  (Ma(beta)nahmen der
             Gefahrerkundung,      Untersuchungsma(beta)nahmen)     in
             connection   with  the   identification   of  or  in
             anticipation   of  a  remediation   of  an  Existing
             Environmental    Condition,    (ii)   a   clean   up
             (Sanierung)   within  the   meaning  of   applicable
             Environmental Laws of an Existing Environmental Condition, (iii) protective containment measures (Schutz-, Sicherungs und Beschrankungs-ma(beta)nahmen)
             within  the  meaning  of  applicable   Environmental
             Laws,   relating   in  each  case  to  an   Existing
             Environmental   Condition,   or  (iv)   measures  to
             eliminate, reduce or otherwise remedy an imminent danger to the well-being or the health (Ma(beta)nahmen zur Abwehr von unmittelbaren Gefahren fur Leib oder Leben) resulting from an Existing Environ mental Condition.

      10.2.2 "Existing Environmental Condition" means (i) the pollution or contamination of the soil, ground or air within the meaning of any applicable Environmental Laws of the Real Estate currently or previously owned or used by the Companies, the
             currently   used  or   owned   Real   Estate   being
             identified in Exhibit 10.2.2 (herein "Real Estate"), (ii) the contamination of the groundwater beneath the Real Estate, (iii) the disposal of any Hazardous Materials used, generated or stored by the Companies at any on site or offsite location, provided, however, in each case such Existing Environmental Condition existed at, or prior to, the Closing Date, or (iv) any violation of the applicable Environmental Law arising out of the operations of the Business prior to Closing Date.

      10.2.3 "Environmental Laws" mean all applicable laws, ordinances, rules, regulations relating to Environmental Matters and being applicable anytime prior to and as of the Closing Date in (i) Germany as it regards the German operations, (ii) the United States as it regards the US operations,
             (iii) Brazil as it regards the Brazilian operations, (iv) Japan as it regards the Japanese operations, (v) Italy as it regards the Italian operations, (vi) The Netherlands as it regards the Dutch operations, and (vii) Austria as it regards the Austrian operations.

      10.2.4 "Hazardous Materials" mean any pollutants, contaminants or toxic substances that are defined as such in the Environmental Laws or give rise to actions by competent authorities under Environmental laws.

      10.2.5 "Environmental Matters" mean any matter relating to pollution or contamination or protection of the soil, ground water, surface water, land surface or ground air.

10.3 Sellers' obligation to indemnify and hold harmless Purchasers pursuant to Section 10.1 above shall apply only, if and to the extent that the costs and expenses in relation to the relevant Environmental Liability are incurred by Purchasers prior to the fourth (4th) anniversary of the Effective Date and have been notified to Sellers in writing prior to such date. Provided that the Environmental Threshold Amount (as defined in Section
      12.3.2 below) is exceeded, any Environmental Liabilities exceeding the Environmental Threshold Amount up to an amount of Euro 1,000,000.00 (in words: Euro one million) shall be shared between Sellers on the one hand and
      Purchasers  on  the  other  hand  on  a  80:20  split.  Any
      Environmental Liability exceeding the Environmental Threshold Amount plus the amount of Euro

      1,000,000.00 (in words: Euro one million) shall be borne by Sellers in accordance with the terms of this Agreement. Further, the obligation to indemnify and hold harmless Purchasers shall be excluded, if and to the extent the respective Environmental Liability:

      10.3.1 is incurred as a result of investigations, preparatory or exploratory measures or notifications after the Closing Date which Purchasers were not obliged to carry out under the applicable laws, ordinances, rules, regulations under the respective jurisdiction which (i) relate directly to Environmental Matters, and (ii) are applicable at the time when the respective Environmental Liability was incurred it being understood however, that any environmental audits conducted in accordance with Purchasers normal practice as applied to its other properties shall not exclude Sellers' indemnification obligation hereunder and pursuant to Section 10.1 above;

      10.3.2 is  incurred  as a  consequence  after  the  Closing
             Date of (i) grossly negligent omissions to take actions required to be taken by the Companies under the applicable laws, ordinances, rules, regulations under the respective jurisdiction relating directly to Environmental Matters and being applicable at the time when the respective Environmental Liability was incurred, or (ii) activities outside of the ordinary course of business of the Companies (as conducted as of the Effective Date) after the Closing Date, or (iii) any grossly negligent act or omission of an employee or other representative of, or service provider to, the Companies after the Closing Date;

      10.3.3 results   from  any   failure  to  take   reasonable
             measures to  minimize  risks (dem  jeweiligen  Stand
             der    Technik    entsprechende     Ma(beta)nahmen    der
             Gefahrenabwehr)     or    to    apply     reasonable
             environmental  and safety  standards (dem jeweiligen
             Stand  der   Technik   entsprechende   Umwelt-   und
             Sicherheitsstandards) which, in each case, should have been reasonably taken by a prudent businessman after the Closing Date;

      10.3.4 results from the coming into force of, or the change in, any Environmental Laws after the Closing Date except to the extent such results relate to actions taken by the Companies prior to the Closing Date;

      10.3.5 the procedures set forth in Section 10.4 have not been complied with, but only to the extent Sellers were prejudiced for the non-compliance with such procedures.

      Apart  from  the   foregoing,   Section   9.3  shall  apply
             accordingly.

10.4 If any of Purchasers becomes aware of any circumstances which might give rise to an Environmental Liability of Sellers under Section 10.1 above, then Purchasers shall inform Sellers in writing thereof without undue delay and any measures within the meaning of Section 10.2.1 (i)-(iv) shall be conducted solely in consultation with Sellers. Sellers shall be given access at their own expense to the Real Estate and the books and records of Purchasers (or any of its successors, as the case may be) to the extent that such access is reasonably necessary to assess any Environmental Liability being incurred. Purchasers shall ensure that for as long as Sellers may be held liable under Section 10.1, copies of all documents relating to the Real Estate which, as of the Closing Date are in the possession of the Companies will be kept available for inspection by Sellers at the premises of the Companies upon Sellers' reasonable request. Section 9.5 shall apply accordingly.


11.   Tax Indemnity

11.1 Sellers shall as joint and several debtors indemnify, defend and hold harmless Purchasers or, at the discretion of Purchasers, the Companies, against any taxes customs obligations, obligations relating to levies and any social security obligations, including interest and penalties thereon (herein collectively "Taxes") imposed under the applicable laws and relating to the Companies for periods ending on or before the Effective Date, to the extent such Taxes (i) have not been reserved for in the Financial Statements, and (ii) have become non-appealable. Section
      9.1 fourth sentence shall apply accordingly.

11.2 In relation to tax accruals, tax releases, tax benefits and changes in the accounting practices the following shall apply:

      11.2.1 Accruals made for Taxes of the Companies in the Financial Statements may be applied and credited against any claim by the Purchasers under Section
             11.1 irrespective of whether such accrual or reserve was made for the Tax giving rise to such claim, provided that the total amount of the Taxes is not in excess of the total amount of the accruals made for Taxes of the Companies in the Financial Statements.

      11.2.2 If the Companies or their Affiliates are entitled to or receive any benefits by refund, set-off or reduction of Taxes as the result of an adjustment or payment giving rise to a claim for indemnification of Taxes, then the corresponding benefit shall reduce the claim for indemnification of any such Tax. This shall in particular but without limitation apply to any Tax benefits after the Effective Date resulting from the lengthening of any amorti zation or depreciation periods, higher depreciation allowances or carry forwards of losses or deductions.

      11.2.3 Sellers shall not be responsible for any Tax liabilities attributable to periods ending on or before the Effective Date resulting from any change in the accounting and taxation principles or practices of the Companies (including methods of submitting taxation returns) introduced after the Closing Date, except if required under mandatory law.

11.3 Any additional profit and loss allocations resulting from any tax audit relating to taxable periods ending on or before the Effective Date shall not entitle Sellers to any additional profit distribution nor the Purchasers or Sellers to any Purchase Price Adjustment, however, the Tax indemnity of Section 11.1 shall remain unaffected.

11.4 Purchasers shall keep Sellers fully informed regarding the commencement of any tax audit or other proceeding which may give rise to a claim under Section 11.1 above, and Sellers may take such actions as provided in Section 9.5. and Section 9.2 shall apply mutatis mutandis.

11.5 Sellers shall be entitled to any refunds of Taxes received by the Companies attributable to any taxable period ending on or before the Effective Date.

11.6  In  relation  to  the   preparation   of  tax  returns  the
      following shall apply:

      11.6.1 Sellers shall file (or cause the Companies to file) all tax returns which (i) are due to be filed by or on behalf of the Companies on or before the Closing Date, or (ii) are filed on a consolidated, combined or unitary basis and which include the Companies for taxable periods ending on or before the Closing Date. Purchasers shall file (or cause the Companies to file) all tax returns other than those referred to in the preceding sentence.

      11.6.2 Sellers shall be provided a copy of any tax return to be filed by Purchasers or a Company after the Closing Date relating to a taxable period beginning before the Effective Date when such return is completed by Purchasers.

      11.6.3 With respect to any tax return to be filed by Sellers which includes any periods ending after the Effective Date, after review and approval by Purchasers, which approval may not be unreasonably withheld, Purchasers shall pay Sellers no later than ten (10) days prior to the due date of such tax return an amount equal to its Tax liability for such periods de
                                       40
             termined on a "stand alone" basis.

11.7 The Parties agree to fully cooperate with each other in connection with any matter relating to Taxes including the preparation of any tax return, conduct of any audit, investigation or contest. Such cooperation shall include, without limitation, providing or making available all relevant books, records and documentation and the assistance of officers and employees. The Purchasers agree to retain all books, records and documentation relating to the Companies that may be relevant in connection with any audit or investigation for which the Sellers may be responsible hereunder until the expiration of any applicable statute of limitation. Further, the Purchasers shall cause the Companies to furnish to Sellers all such information as may be necessary or helpful for Sellers to prepare any tax return to be filed after the Closing Date, provided that Sellers shall reimburse Purchasers' costs which are more than de minimis for furnishing such information.


12.   Expiration of Claims; Limitation of Claims

12.1 All claims of Purchasers arising under this Agreement are time-barred within twenty four (24) months after the Signing Date, except for:

      12.1.1 all claims of Purchasers arising under Section 10 above (Environmental Indemnity) which shall be time barred on the fourth (4th) anniversary of the Effective Date;

      12.1.2 all claims of Purchasers arising under Section 11 above (Tax Indemnity) which shall be time barred for each Tax six (6) months after the date of the final, non-appealable assessment concerning the respective Tax;

12.1.3     all claims of  Purchasers  in  respect of  liabilities
             for defects of title arising from a breach in respect of Section 7.1.2 above which shall be time barred on the tenth (10th) anniversary of the Effective Date;

12.1.4     Claims based on fraud, which shall have no time limit.

12.2 The aforesaid limitations periods for any claims of Purchasers shall be interrupted pursuant to Section 208 German Civil Code (BGB) by any timely demand for fulfillment pursuant to Section 9.2, Section 10.4 or
      Section 11.1 above, as the case may be, provided that Purchasers commence judicial proceedings within six (6) months after the expiration of the relevant period set forth in Section 12.1 above, or through timely notice of acknowledgment of claim (Anerkenntnis).

12.3  Sellers'  aggregate  liability  under Sections 7, 9, 10 and
      11 shall not exceed
      Euro 40,000,000.00 (in words: Euro forty million). No liability shall attach to Sellers

      12.3.1 under Section 7 and Section 9 unless and until the aggregate of all claims (excluding any De-minimis
             Claims) exceed Euro 5,000,000.00 (in words: Euro five million) (herein "Threshold Amount");

      12.3.2 under Section 10 unless and until the aggregate of all claims (excluding any De-minimis Claims) exceed
             Euro  1,000,000.00  (in  words:  Euro  one  million)
             (herein "Environmental Threshold Amount");

      12.3.3 under Section 11 unless and until the aggregate of all claims (excluding any De-minimis Claims) exceed
             Euro  1,000,000.00  (in  words:  Euro  one  million)
             (herein "Tax Threshold Amount").

      Purchasers shall not be entitled to pursue any claim and no liability shall attach to Sellers under this Agreement in regard to any claims of less than Euro 50,000.00 (in words: Euro fifty thousand) (herein "De-minimis Claims"). If either (i) the Threshold Amount, or (ii) the Environmental Threshold Amount, or (iii) the Tax Threshold Amount is exceeded, Purchasers shall be entitled to the payment of damages pursuant to this Agreement only in the exceeding amount (Freibetrag). The limitations provided for in this Section 12.3 shall not apply to any claims against Sellers under Section 7.1.1 and 7.1.2.


E.    COVENANTS, NON-COMPETE UNDERTAKING


13.   Covenants / Purchasers' Indemnity

13.1 Sellers shall ensure that the Business will be managed in the ordinary course between the Signing Date and the Closing Date consistent with past practice prior to the Signing Date.

13.2  For the period  between  the  Signing  Date and the Closing
      Date, Sellers shall ensure that the Companies shall (i) preserve their customer and employee relationships, (ii) preserve the assets of the Business in good working condition, reasonable wear and tear excepted, (iii) keep the existing amounts of insurance for the Business in place, (iv) maintain accounting procedures and its books and records consistent with past practice, (v) not make any dividend payments or other distributions of such kind to Sellers or their Affiliates, (vi) maintain and protect all of its Material Intellectual Property,
      (vii)  comply  with  applicable   legal   requirements  and
      contractual  obligations  (viii)  continue  to conduct  its operations at all locations at which operations are presently conducted, in the ordinary and usual course of business consistent with past practices, (ix) permit
      Purchasers and their employees, agents and accounting and legal representatives to have access to the records, personnel and facilities of the Companies. Further, for the period between the Signing Date and the Closing Date, Sellers shall ensure that the Companies will not without the consent of Purchasers, except in the ordinary course of business and consistent with past practice (i) permit any of the Material Assets (as defined in Section 7.1.10 above) to be subjected to any mortgage, pledge, lien, security, interest, encumbrance, restriction, or charge of any kind, except for those arising by operation of law,
      (ii) make any material capital expenditure (i.e. exceeding an amount of Euro 500,000.00) or commitment therefor or enter into any material contract, agreement or commitment with onerous terms which are not consistent with past practices, (iii) grant any increase in wages, salaries, bonus or other remuneration of any employee, (iv) cancel or waive any claims or rights which may have a Material Adverse Effect, (v) authorize or issue any shares of capital stock of the Companies or any options or warrants with respect thereto, or declare or pay any dividends or make any distributions upon or acquire or redeem any of its equity securities, (vi) agree, whether or not in writing, to do any of the foregoing.

13.3 With effect as of the Closing Date, Purchaser 2 (i) hereby assumes at the terms set out hereinafter the guarantees, comfort letters and other guarantees of any kind (all of which are listed in Exhibit 13.3) (herein collectively "Degussa Guarantees") which Degussa or any of their Affiliates (other than the Companies) have provided in favor of the Companies with respect to the Business, to banks, other financial institutions, suppliers, customers or other third parties, and (ii) shall indemnify and hold harmless Degussa and all such Affiliates from all obligations and liabilities arising after the Closing Date out of or in connection with the Degussa Guarantees. Purchaser 2 shall further, prior to or on the Closing
      Date, either (i) replace the Degussa Guarantees and any additional guarantees, comfort letters and other guarantees of any kind which may be provided in favor of any Company with respect to the Business after the Signing Date (provided that Degussa shall notify Purchaser 2 thereof at least ten (10) business days before the Closing
      Date), so that Degussa and the Affiliates are fully released from such Degussa Guarantees as of the Closing Date; or (ii) provide, on or prior to the Closing Date, an unconditional bank guarantee (issued by a first class German bank) payable upon first demand for each of the relevant Degussa Guarantees in an aggregate amount equal to the aggregate amount of the outstanding obligations secured by such Degussa Guarantee as notified to Purchasers by Degussa at least ten (10) business days before the Closing Date.
                                       43

13.4 If after the Closing Date Sellers are held liable for any liability arising in connection with the conduct of the Business by a third party, including but not limited in connection with any Environmental Matter, then Purchasers and Guarantor, jointly and severally shall indemnify and hold harmless Sellers in respect of the relevant liability, unless and to the extent Purchasers have the right to claim indemnification from Sellers in respect of the relevant liability under the terms of this Agreement. Purchasers and Guarantor, jointly and severally shall in particular indemnify and hold harmless Sellers, and their respective Affiliates, officers, directors, shareholders, employees and agents against any and all liability, loss, damage or injury, together with all reasonable out-of-pocket costs and expenses relating thereto, including reasonable legal fees, expenses and disbursements, arising out of, connected with, or resulting from any such third party claim. Section 9.5 shall apply mutatis mutandis.

13.5 Purchasers shall see to it that each of the Companies shall support and assist Degussa, at Degussa's expense, in connection with any litigation or any other proceedings brought or initiated against Degussa in connection with the Business sold and transferred to Purchasers under this Agreement.

13.6 Degussa represents and warrants (garantiert) by way of a separate promise of guarantee pursuant to Section 305 German Civil Code that as of the Closing Date (i) an irrevocable offer by Degussa Pensionskasse in favor of DD KG to waive its hereditary building right (Erbbaurecht) relating to the real estate in Hanau-Wolfgang, Germany, on which the administration building of DD KG is located, in consideration of a total purchase price not exceeding DM 20,000,000.00 (in words: Deutsche Mark twenty million) validly exists and (ii) any necessary official permits for such waiver of the hereditary building right had been obtained including the consent of Degussa Pensionskasse according to Section 70 of the Act on State Supervision of Insurance Companies (Versicherungsaufsichtsgesetz).

13.7 Sellers shall co-operate on a reasonable basis at Purchasers' cost, including instructing Sellers' Auditors in connection with the procurement by Purchasers with pro-forma consolidated financial statements of the Business for the fiscal years ended on December 31, 1998 and December 31, 1999 and the period ending in 2001 on the Closing Date which are reconciled or are prepared in accordance with US GAAP and US Generally Accepted Auditing Standards (herein "US GAAS").

14.   Non-Compete Undertaking

14.1 Sellers agree not to engage, directly or indirectly, as a proprietor, shareholder, partner, employee, independent contractor or otherwise in any business which would compete in any way with the Business as defined herein, except for the activities described in Exhibit 14.1 (herein "Permitted Activities") for three (3) years from the Closing Date. Sellers further agree not to solicit directly or indirectly outside of the Permitted Activities for a period of three (3) years from the Closing Date or otherwise contact any present or past customers of the Business, for themselves or any other person, firm or corporation, for the purpose of obtaining business in competition with the Business as it exists on the Closing Date other than Permitted Activities. It is hereby agreed that the covenant not to compete of this Section 14.1 applies mutatis mutandis to any disclosure by the Sellers of confidential information relating to the Business or the Companies except if and to the extent the information is or becomes public knowledge, is disclosed to Sellers in good faith from another source, is discovered by Sellers otherwise than by disclosure from the Companies or is required to be disclosed by Sellers to a governmental authority.

14.2 Nothing in Section 14.1 above shall prohibit (i) Sellers from acquiring ownership of an equity interest not greater than ten percent (10%) of any class of securities or the voting rights in a publicly held company engaged in a business in competition with the Business, or (ii) Sellers from offering employment to any employee of any customer of the Business, or (iii) from engaging in the Permitted Activities. Nothing in Section 14.1 shall prevent Sellers from acquiring, directly or indirectly, shares in or the undertaking or assets of any company which carries on a business which competes with the Business as carried out on the Closing Date (herein "Competing Business"), if Sellers shall cease to carry on or have such interest in the Competing Business or the company carrying on the same within one (1) year from completion of the relevant acquisition disposed of. But nothing in Section 14.1 above shall require the Sellers to cease to carry on the
      Competing  Business  or to  dispose  of the  same  or  such interest within one (1) year as provided, if such Competing Business or interest is acquired by the Sellers as part of a larger acquisition and the value properly attributable to the Competing Business did not at the date of acquisition amount to more than twenty percent (20%) of the value of such larger acquisition taken as a whole.

14.3 Without waiving the Purchasers' rights to monetary damages, all Parties acknowledge that the breach of the obligations contained in Section 14.1 above would result in substantial but indeterminable harm, that the restraints imposed are reasonable, that there is no adequate remedy at law for a breach of such obligations, and
                                       45
      therefore, that injunctive relief, specific performance or other equitable remedies are appropriate to enforce the obligations undertaken in Section 14.1. In the event that a court finds that the terms of this covenant not to compete are so broad as to be unlawful and unenforceable, the Parties further agree that a reformation of the terms of Section 14.1 may be appropriate in order to protect the value of the Business being conveyed pursuant to this
      Agreement  as  a  going  concern,  and  the  value  of  the non-competition covenant, and to provide for the enforceability of the obligations contained in Section
      14.1 to the fullest extent permitted by law.


F.    MISCELLEANOUS


15.   Restriction    of     Announcement,     Cooperation     and
Confidentiality

15.1 Each of the Parties undertakes that upon execution of this Agreement the parties will make an announcement in connection with this Agreement through prior consultation with the other Parties, provided that the provisions of the letter of Guarantor dated May 18, 2001, a copy of which is attached hereto as Exhibit 15.1, shall remain unaffected.

15.2 Sellers shall procure immediately after the Closing Date the transfer of all patents, trademarks, utility models, copyrights and any applications therefor or similar such rights owned and /or registered in the name of Degussa or other Degussa group companies not being subject of this Agreement, which are pertaining to the Business (herein "Degussa-IP Rights"). Degussa shall give all necessary declarations or shall procure that the registered owners of such Degussa-IP Rights give such declarations in order to effect the transfers of such Degussa-IP Rights to the Purchasers or any other corporate entity named by Purchasers. Subsequent to the Signing Date, Sellers shall provide Purchasers with such information and access to Sellers' facilities and records relating to the Business for transition planning and preparation and with such assistance as may reasonably be requested by Purchasers, including but not limited to a list of the Managing Directors and, to the Best of Sellers Knowledge, the procurated officers of the Companies, the location of bank accounts and lock boxes and a list of authorized signatories on behalf of the Companies. Such assistance shall include (i) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and (ii) providing all information necessary for all filings and submissions to governmental authorities reasonably necessary to complete the transaction contemplated hereunder.

15.3  For  the  purpose  of  this   Agreement,   confidential  or
      proprietary information (herein

      "Proprietary Information") shall mean the confidential business information relating to the Business existing through the Closing Date (herein "Existing Confidential Information") and the information created, transferred, recorded or employed as part of, or otherwise resulting from the activities undertaken pursuant to this Agreement or the Schedules and Exhibits hereto which constitutes the confidential, proprietary or trade secret information of the disclosing Party. Such information may be of, but not limited to, a business, organizational, technical, financial, marketing, operational, regulatory or sales nature and shall include, without limitation, any and all source codes and information relating to services, methods of operation, price lists, customer lists, technology, designs, specifications or other proprietary information of the business or affairs of a Party or its Affiliate. Proprietary Information may either be in a written form, with notices of its proprietary nature affixed, or in an oral form, reduced to writing and affixed with appropriate notice of proprietary nature within seven days of oral presentation, and distributed to both Parties for the matter of record, but indicated as such at the time of presentation in an oral fashion.

15.4  The  Parties  understand  and  agree  that all  Proprietary
      Information shall be treated as confidential. The receiving Party shall use the same degree of care as it uses with regard to its own Proprietary Information to prevent disclosure, use or publication of the disclosing Party's Proprietary Information. Proprietary Information of the originating Party shall be held confidential by the receiving Party above unless it is or has been:

      15.4.1 obtained legally and freely from a third party without restriction as to the disclosure of such information;

      15.4.2 independently developed by the receiving Party at a prior time or in a separate and distinct manner without benefit of any of the Proprietary Information of the disclosing Party, and documented to be as such;

      15.4.3 made available by the disclosing Party for general release independent of the receiving Party;

15.4.4     made   public   as   required   by   law,   applicable
             regulations or court proceedings or stock exchange requirements; or

      15.4.5 within the public domain or later becomes part of the public domain as a result of acts by someone other than the receiving Party and through no fault or wrongful act of the receiving Party.

15.5 A receiving Party may disclose Proprietary Information of a disclosing Party to directors, officers, and employees of the receiving Party or agents of the receiving Party including their respective brokers, lenders, insurance carriers or prospective purchasers who have specifically agreed in writing to nondisclosure of the terms and conditions hereof. Any disclosure hereof required by legal process shall only be made after providing the disclosing Party with notice thereof in order to permit the disclosing Party to seek an appropriate protective order or exemption. Violation by a Party or its agents of the foregoing provisions shall entitle the disclosing Party, at its option, to obtain injunctive relief without showing of irreparable harm or injury and without bond. The provisions of this Section will be effective for a period of three (3) years after the Closing Date.

15.6  The  provisions  of  Section  15.4 and  Section  15.5 shall
      apply  only  to  Sellers   with  respect  to  the  Existing
      Confidential Information.


16.   Notices

      All notices  and other  communications  hereunder  shall be made in writing and shall be delivered or sent by registered mail or courier to the addresses below or to such other addresses which may be specified by any Party to the other Parties in the future in writing:


      If to the Sellers, to:

      Degussa AG
      General Counsel
      Bennigsenplatz 1
      D-40474 Dusseldorf
      Germany

      with a copy to:

      Baker & McKenzie
      Dr. Hans-Jorg Ziegenhain
      Neuer Zollhof 3
      D-40221 Dusseldorf
      Germany

      If to the Purchasers, to:

      relevant Purchaser

      c/o DENTSPLY International Inc.
      570 West College Avenue
      York, PA 17404, USA
      Attention: Secretary

      with a copy to:

      Mayer, Brown & Platt-Gaedertz
      Mr. Werner Lutzke
      Bockenheimer Landstrasse 98-100
      D - 60323 Frankfurt am Main
      Germany

      If to the Guarantor, to:

      DENTSPLY International Inc.
      570 West College Avenue
      York, PA 17404
      Attention: Secretary

      with a copy to:

      Mayer, Brown & Platt-Gaedertz
      Mr. Werner Lutzke
      Bockenheimer Landstrasse 98-100
      D - 60323 Frankfurt am Main
      Germany


17.   Guarantor's Guarantee

      Guarantor hereby unconditionally and irrevocably guarantees to Sellers the due and punctual performance of the payment of the Purchase Price, including for the avoidance of doubt the payment of any Purchase Price Adjustment. The Guarantor hereby waives any rights which it may have to require the Sellers to proceed first against or claim payment from Purchasers to the extent that as between Sellers and the Guarantor the latter shall be liable as principal debtor as if it had entered into

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      the  undertaking to pay the Purchase  Price,  including for the avoidance of doubt the Purchase Price Adjustment, jointly and severally with Purchasers.


18.   Miscellaneous

18.1 If and to the extent a conflict arises between the contents of this Agreement and any agreement entered into in connection with this Agreement (including, but not limited to, local share transfer agreements as provided for in Section 6.6.2 and 6.6.3 above), the terms of this Agreement shall prevail.

18.2 All expenses, costs, fees and charges in connection with the transactions contemplated under this Agreement including without limitation, legal services, shall be borne by the Party commissioning the respective expenses, costs, fees and charges. All notarial fees incurred by the notarization of this Agreement as well as all fees charged by the cartel authorities in connection with the merger clearances required under this Agreement shall be borne by Purchasers. Purchasers shall be responsible for the payment of any sales, transfer or stamp taxes, or other similar charges, payable by reason of the transactions contemplated by this Agreement.

18.3  All Exhibits and Schedules (including,  in particular,  the
      Disclosure Schedules) to this Agreement constitute an integral part of this Agreement.

18.4 This Agreement and the Exhibits and Schedules referred to under Section 18.3 above comprise the entire agreement between the Parties concerning the subject matter hereof and supersede and replace all oral and written declarations of intention made by the Parties in connection with the contractual negotiations. Changes or amendments to this Agreement (including this Section 18.4) must be made in writing by the Parties or in notarial form, if required.

18.5 In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

18.6 No Party shall be entitled to assign any rights or claims under this Agreement without the written consent of the other Parties, unless otherwise specified, except that Purchasers may assign its rights under this Agreement,
      including   its  rights  to  purchase  the  shares,   to  a
      wholly-owned subsidiary pursuant to an assumption agreement reasonably acceptable to Sellers.

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18.7  Interest  payable  under any  provision  of this  Agreement shall be calculated on the basis of actual days elapsed divided by 360 and shall exclude the day of payment.

18.8 "Business Days" (Werktage) referred to in this Agreement shall be any day other than Sunday or public holidays in Frankfurt am Main.

18.9 This Agreement shall not grant any rights to, and is not intended to operate for, the benefit of third parties unless otherwise explicitly provided for herein.

18.10 No Party, except as provided otherwise herein, shall be entitled (i) to set-off
      (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Agreement, or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zuruckbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zuruckbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party/Parties or have been confirmed by final decision of a competent court (Gericht) or arbitration court (Schiedsgericht).

18.11 Any currency conversions shall be determined using prevailing exchange rates prevailing two banking days in Frankfurt am Main prior to the date on which the respective payments become due and payable. The European Central Bank fixing rates shall be used which are published both by electronic market information providers (e.g. Reuters page ECB37) and on the ECB's website www.ecb.int shortly after 2.15 p.m. CET. When such rates are not available on such date, Reuters world spot rates (mid rate on page FX=) taken as close as possible to 2.15 p.m. CET shall be used.

18.12 This Agreement shall be governed by, and be construed in accordance with, the laws of the Federal Republic of
      Germany, without regard to principles of conflicts of laws. All disputes arising in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS)
      without recourse to the ordinary courts of law. The venue of the arbitration shall be Frankfurt am Main. The language of the arbitral proceedings shall be English.

18.13 In the event that one or more provisions of this Agreement shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Parties hereto agree to recognize and give effect to such valid and enforceable provision or provisions which correspond as closely as possible with the commercial intent of

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


      the Parties. The same shall apply in the event that this Agreement contains any gaps (Vertragslucken).

18.14 This Agreement is subject to the condition precedent that Degussa shall not notify the undersigned notary in writing by fax by Tuesday May 29, 2001 24:00 hours that the supervisory board (Aufsichtsrat) of Degussa has not approved this Agreement. The undersigned notary shall confirm to the Parties without undue delay whether or not he has received such notice from Degussa. The original of the notification from Degussa containing notarised signature and notarial confirmation of power shall be sent to the undersigned notary immediately by courier service.
                                         (continued on next page)

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